EXHIBIT 23.1
Consent of Independent Certified Public Accountants

We have issued our report dated February 17, 2015 with respect to the abbreviated financial statements of the Audiences Division of Competitive Media Reporting, LLC acquired by Rentrak Corporation (the "RPD Business") included in this Current Report on Form 8-K/A, filed on February 17, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rentrak Corporation on Forms S-8 (File No. 333-62523; File No. 333-110781; File No. 333-110782; File No. 333-136466; File No. 333-163120; File No. 333-28565; File No. 333-39021; and File No. 333-177769).

/s/ Grant Thornton LLP

Portland, Oregon
February 17, 2015